Term sheet No. 1196R To product supplement R dated September 30, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated May 23, 2011; Rule 433

Deutsche Bank AG, London Branch
$           Three-Year Market Contribution Securities Linked to the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Enhanced Total Return (Non-Principal Protected) due May 28*, 2014

General
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The securities are designed for investors who seek a return linked to the performance of the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Enhanced Total Return (the “Index”), which is composed of futures contracts on twelve commodities, and seeks to underweight relatively expensive commodities and overweight relatively cheap commodities. Investors should be willing to forgo any coupon payments and, if the Index does not appreciate by approximately 2.85% or more over the term of the securities, be willing to lose some or all of their initial investment.

•	Senior unsecured obligations of Deutsche Bank AG due May 28*, 2014.
•	Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities are expected to price on or about May 24*, 2011 (the “Trade Date”) and are expected to settle on or about May 27*, 2011 (the “Settlement Date”).
•	After the Trade Date but prior to the Settlement Date we may accept additional orders for the securities and increase the aggregate Face Amount.
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Index:	The Deutsche Bank Liquid Commodity Index – Mean Reversion™ Enhanced Total Return (Ticker: DBLCMRTU)
Redemption Amount:	You will receive a cash payment on the Maturity Date or the Early Redemption Payment Date, as applicable, per $1,000 Face Amount of securities, calculated as follows:
$1,000  +  $1,000  x  (Index Return  –  Adjustment Factor)

Your investment will be fully exposed to any decline in the Index. If the Final Level on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, is less than the Initial Level, you will lose 1% of the Face Amount of your securities for every 1% that the Final Level is less than the Initial Level. In addition, the Adjustment Factor will lower your return, regardless of whether the Index appreciates or declines in value. In no event will the Redemption Amount be less than zero.

You will lose some or all of your investment at maturity or upon early redemption if the Index does not appreciate in an amount sufficient to offset the effect of the Adjustment Factor.
Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:

Final Level Initial Level	– 1

Adjustment Factor:
(0.0095 x (Days/365)) where “Days“ equals the number of calendar days from (but excluding) the Trade Date to (and including) the Final Valuation Date, or the Early Redemption Valuation Date (each, a “Valuation Date”), as applicable.

(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Discounts and Commissions(1)	Min. Proceeds to Us
Per Security	$1,000.00	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet.
The agents for this offering are affiliates of ours. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

May 23, 2011

(Key Terms continued from previous page)
Early Redemption at Holder’s Option:
You will have the right to cause us to redeem your securities in whole or in part on any day during the term of the securities. In the case of redemption of only a portion of your securities, any such redemption shall be of a face amount of securities of not less than $10,000 (the “Minimum Redemption Amount”) and, if in excess of the Minimum Redemption Amount, shall be in integral multiples of $1,000. The face amount of your securities that remains outstanding must be at least $50,000. To exercise your early redemption right, you must deliver an irrevocable written notice to DBSI on any day beginning on the Settlement Date and ending on the Final Valuation Date. The Redemption Amount payable on any Early Redemption Payment Date will be calculated using the Final Level and Adjustment Factor applicable on the relevant Early Redemption Valuation Date.

Early Redemption Valuation Date:
The Early Redemption Valuation Date will be the trading day on which the notice to redeem is actually received if such notice is received at or before 10:00 a.m. New York City time on that trading Day. If such notice is not received on a trading day or is received after 10:00 a.m. New York City time on a trading day, the Early Redemption Valuation Date will be the following trading day.

Early Redemption Payment Date:	The third business day following the Early Redemption Valuation Date.
Initial Level†:	The Index closing level on the Trade Date
Final Level†:
For the purpose of calculating the Redemption Amount payable on the Maturity Date:
•    The Index closing level on the Final Valuation Date
For the purpose of calculating the Redemption Amount payable on an Early Redemption Payment Date:
•    The Index closing level on the Early Redemption Valuation Date

Trade Date:	May 24*, 2011
Settlement Date:	May 27*, 2011
Final Valuation Date††:	May 23*, 2014
Maturity Date††:	May 28*, 2014
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	2515A1 6X 4 / US2515A16X49

*
Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and the Maturity Date may be changed so that the stated term of the securities remains the same.

†Subject to adjustment for non-trading days and certain Market Disruption Events.
††Subject to postponement as described under “Description of Securities – Adjustments to Index Valuation Dates and Payment Dates – Market Disruption Events for Commodity Based Index” and  acceleration as described under “Description of Securities – Adjustments to Index Valuation Dates and Payment Dates – Commodity Hedging Disruption Events for Commodity Based Index” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with product supplement R dated September 30, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement R dated September 30, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509201138/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us“ or “our“ refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Redemption Amount on the Securities, Assuming a Range of Performances for the Index?

The following table illustrates the hypothetical Redemption Amount per $1,000 Face Amount of securities, for a hypothetical range of performance for the Index from -100% to +100%. The hypothetical Redemption Amounts set forth below assume an Initial Level of 430.00 and a period of 1,095 calendar days from the Trade Date to the Final Valuation Date and that the holder of the securities does not exercise the early redemption right. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual Redemption Amounts applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Index Level	Percent Change in Index	Adjustment Factor	Redemption Amount	Return on Securities
860.00	100.00%	2.85%	$1,971.50	97.15%
817.00	90.00%	2.85%	$1,871.50	87.15%
774.00	80.00%	2.85%	$1,771.50	77.15%
731.00	70.00%	2.85%	$1,671.50	67.15%
688.00	60.00%	2.85%	$1,571.50	57.15%
645.00	50.00%	2.85%	$1,471.50	47.15%
602.00	40.00%	2.85%	$1,371.50	37.15%
559.00	30.00%	2.85%	$1,271.50	27.15%
516.00	20.00%	2.85%	$1,171.50	17.15%
473.00	10.00%	2.85%	$1,071.50	7.15%
466.55	2.85%	2.85%	$1,000.00	0.00%
430.00	0.00%	2.85%	$971.50	-2.85%
387.00	-10.00%	2.85%	$871.50	-12.85%
344.00	-20.00%	2.85%	$771.50	-22.85%
301.00	-30.00%	2.85%	$671.50	-32.85%
258.00	-40.00%	2.85%	$571.50	-42.85%
215.00	-50.00%	2.85%	$471.50	-52.85%
172.00	-60.00%	2.85%	$371.50	-62.85%
129.00	-70.00%	2.85%	$271.50	-72.85%
86.00	-80.00%	2.85%	$171.50	-82.85%
43.00	-90.00%	2.85%	$71.50	-92.85%
0.00	-100.00%	2.85%	$0.00	-100.00%

Hypothetical Examples of Redemption Amounts

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The level of the Index increases by 50% from the Initial Level of 430.00 to a Final Level of 645.00. Assuming a period of 1,095 calendar days from the Trade Date to the Final Valuation Date and no early redemption, the holder receives a Redemption Amount of $1,471.50 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + $1,000 x ((645.00 / 430.00 - 1) - (0.95% x (1,095/365))) = $1,471.50

Example 2: The Initial Level and the Final Level of the Index are both 430.00 such that the Index Return is 0%. If the Index Return is 0%, the investor will receive a Redemption Amount that is less than $1,000 per $1,000 Face Amount of securities. Assuming a period of 1,095 calendar days from the Trade Date to the Final Valuation Date and no early redemption, the holder receives a Redemption Amount of $971.50 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + $1,000 x ((430.00 / 430.00 - 1) - (0.95% x (1,095/365)) = $971.50

Example 3: The level of the Index decreases by 40% from the Initial Level of 430.00 to a Final Level of 258.00. Assuming a period of 1,095 calendar days from the Trade Date to the Final Valuation Date and no early redemption, the holder receives a Redemption Amount of $571.50 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + $1,000 x ((258.00 / 430.00 - 1) - (0.95% x (1,095/365)) = $571.50

Selected Purchase Considerations

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THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY OR UPON EARLY REDEMPTION — The payment at maturity or upon early redemption will be reduced by the Adjustment Factor of 0.95% per annum. Because the Adjustment Factor is applied to the value of the Index Return on the Final Valuation Date, or an Early Redemption Valuation Date, as applicable, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on the Final Valuation Date or on an Early Redemption Valuation Date, as applicable, is greater or less than the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity or upon an early redemption is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK LIQUID COMMODITY INDEX – MEAN REVERSION™ ENHANCED TOTAL RETURN – The return on the securities is linked to the Index. The Index is composed of futures contracts on twelve commodities – Aluminum, Copper, Corn, Crude Oil, Gold, Lead, Natural Gas, Nickel, Silver, Soybeans, Wheat and Zinc (the “Index Constituents”). The Index Constituents are from four commodity sectors – Energy, Base Metals, Precious Metals and Agriculture. The weights of the commodities in the Index are systematically adjusted depending on the relative price of each commodity. Each commodity’s weight is a function of the ratio of its one-year and five-year moving average prices and the base weight for such commodity within the Index. The Index seeks to underweight relatively expensive commodities and overweight relatively cheap commodities. No one commodity can be assigned a weight of more than 35 percent of the Index at the time of monthly rebalancing, and for each of the remaining commodities, the assigned weight cannot be more than 20 percent of the Index at the time of monthly rebalancing. All commodities except Natural Gas are represented by the relevant Deutsche Bank Liquid Commodity Index—Optimum Yield (the “DBLCI OY”) individual commodity sub-index. Natural Gas is represented by the DBLCI Natural Gas Sub-Index. The closing level of the Index is calculated on a “total return” basis.

For more information about the Index, see “The Deutsche Bank Liquid Commodity Index – Mean Reversion™ Enhanced Total Return.”

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event (as defined under “Description of Securities — Adjustments to Index Valuation Dates and Payment Dates — Commodity Hedging Disruption Events for a Commodity Based Index” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $1,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.

Please see the risk factor entitled “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Result in a Hedging Disruption Event and a Loss on Your Investment” in this term sheet for more information.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” bearing in mind that the coupon rate on your securities is zero. Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Assuming this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange (including upon early redemption), and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or any of the components of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon an early redemption is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any decline in the Final Level determined on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, as compared to the Initial Level. Accordingly, you could lose up to $1,000 for each $1,000 that you invest. Payment of any amount at maturity or upon early redemption is subject to our ability to meet our obligations as they become due.

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THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY OR UPON EARLY REDEMPTION — The payment at maturity or upon early redemption will be reduced by the Adjustment Factor of 0.95% per annum. Since the Adjustment Factor is deducted from the Index Return on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on the Final Valuation Date or an Early Redemption Valuation Date, as applicable, is greater or less than the Initial Level. The securities have a term from the Trade Date to the Final Valuation Date of approximately three years, so the return at maturity will be reduced by approximately 2.85% compared to the return if the Adjustment Factor had not been applied. Consequently, at maturity, you will receive less than your original investment unless the Final Level determined on the Final Valuation Date is approximately 2.85% or more greater than the Initial Level.

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THE VALUE OF THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the payment at maturity owed to you under the terms of the securities.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions, such as over-the-counter options or futures. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and have a potentially negative impact on the performance of the Base Index and the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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ADJUSTMENTS TO THE WEIGHTS OF THE EXCHANGE TRADED INSTRUMENTS OF THE INDEX MAY LIMIT THE INDEX RETURN AND, CONSEQUENTLY, THE RETURN ON THE SECURITIES – During the term of the securities, the methodology of the Index may require adjustments to the weights of the futures contracts included in the Index. In particular, the weight of a futures contract may be increased when its price is historically low or decreased when its price is historically high. These adjustments may limit potential increases in the level of the Index during certain periods and could adversely affect the Index Return. Additionally, no single commodity allocation may exceed 35%, and the second most heavily weighted commodity allocation may not exceed 20%, of the Index at each rebalancing. These weight restrictions could limit potential increases in the Index level. See “The Deutsche Bank Liquid Commodity Index – Mean Reversion™ Enhanced Total Return” for more information.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — The commodity futures contracts that comprise the components of the Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities. The effect on the value of the securities of any future regulatory change, including but not limited to changes resulting from the Dodd-

Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, is impossible to predict, but could be substantial and adverse to your interest.  For example, we may become subject to position limits on certain commodities (such as energy commodities) and the manner in which current exemptions for bona fide hedging transactions or positions are implemented.  Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on the securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “Description of Securities — Adjustments to Index Valuation Dates and Payment Dates — Commodity Hedging Disruption Events for Commodity Based Index” in the accompanying product supplement.

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The yield to the Maturity Date on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. At maturity, you will receive a positive return on your investment only if the Final Level on the Final Valuation Date exceeds the Initial Level by approximately 2.85% or more. If you choose to exercise your early redemption right, you will receive a positive return on your investment only if the Final Level on the Early Redemption Valuation Date exceeds the Initial Level by an amount sufficient to entirely offset the effect of the Adjustment Factor. If the Final Level on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, is equal to the Initial Level, you will receive a negative return on your investment due to the Adjustment Factor. Even if the applicable Final Level is greater than the Initial Level by an amount sufficient to entirely offset the Adjustment Factor, the yield to the Maturity Date may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Redemption Amount described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that Deutsche Bank AG or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. As a result, the price, if any, at which Deutsche Bank AG or its affiliates, will be willing to purchase securities from you in secondary market transactions will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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THE DEUTSCHE BANK LIQUID COMMODITY INDEX – MEAN REVERSION™ ENHANCED TOTAL RETURN HAS LIMITED PERFORMANCE HISTORY – Publication of the Index began in July 2008. Therefore, the Index has limited performance history, and no actual investment which allowed a tracking of the performance of the Index was possible before that date.

•	NO COUPON PAYMENTS — As a holder of the securities, you will not receive coupon payments.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

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NO RIGHTS IN EXCHANGE-TRADED FUTURES CONTRACTS ON THE INDEX CONSTITUENTS – As an owner of the securities, you will not have any rights that holders of exchange-traded futures contracts on the commodities included in the Index may have.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT FOR THE SECURITIES, THE SPONSOR OF THE INDEX AND THE CALCULATION AGENT FOR THE INDEX ARE THE SAME LEGAL ENTITY – Deutsche Bank AG, London Branch is the Issuer of the securities, the calculation agent for the securities, the sponsor of the Index (the “Sponsor”) and the calculation agent for the Index. We, as calculation agent for the securities, will determine whether there has been a Market Disruption Event with respect to the Index, Exchange Traded Instrument or Index Constituent. In the event of any such Market Disruption Event, we may use an alternate method to calculate the Index closing level, including the Initial Level and the Final Level. As the Sponsor, we carry out calculations necessary to promulgate the Index, and we maintain some discretion as to how such calculations are made. In particular, the Sponsor has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index is unavailable at the time such determination is scheduled to take place, and the Sponsor has even more discretion in the case of a Force Majeure Event relating to the Index. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and the Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the Index. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities, Sponsor of the Index and the calculation agent for the Index may affect the payment at maturity or upon early redemption, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index Constituents (or various contracts or products related to the Index Constituents) or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the Index and, therefore, the value of the securities or the potential payout on the securities.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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LEGAL AND REGULATORY CHANGES COULD IMPAIR THE VALUES OF THE INDEX CONSTITUENTS – Legal and regulatory changes could adversely affect commodity prices. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to commodities, but any such action could cause unexpected volatility and instability in commodity markets, with a substantial and adverse effect on the performance of the Index and, consequently, the value of the securities.

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THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS – The value of the securities will be affected by the supply of and demand for the securities and other factors, many of which are independent of our financial condition and results of operations, including:

•	the levels of the Index;

•	trends of supply and demand for the Index Constituents;

•	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the Index Constituents or commodities markets generally;

•	the interest rates then prevailing in the market;

•	the time remaining to maturity of the securities;

•	the volatility of, and correlation among, the prices of the Index Constituents;

•	the expected volatility of the Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY – Correlation is the extent to which the values of the Index Constituents increase or decrease to the same degree at the same time. If the correlation among the Index Constituents changes, the value of the securities may be adversely affected.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF THE INDEX OR CERTAIN COMPONENTS OF THE INDEX – The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Index may reduce the performance of the Index.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY – Market prices of the Index Constituents may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Index and the value of your securities in varying ways, and different factors may cause the values of the Index Constituents and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS – Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Agricultural commodity prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities.

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THE INDEX IS SUBJECT TO STRATEGY RISK — Eleven of the twelve sub-indices included within the Index reflect the DBLCI-OY strategy of employing a rule-based approach when replacing constituent futures contracts approaching expiration with futures contracts having a later expiration (a process referred to as “rolling”). Rather than select new futures contracts for certain constituent commodities based on a predefined schedule (e.g., monthly), the DBLCI-OY rolls to the relevant new futures contracts (from the list of tradable futures contracts which expire in the next thirteen months) in a manner that seeks to generate the maximum implied roll yield. This strategy aims to maximize the potential roll benefits in backwardated markets (where future prices are less than spot prices) and minimize potential roll losses in contango markets (where future prices are greater than spot prices).  The DBLCI-OY strategy may not be successful and the level of the Index may decrease.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE INDEX – As the futures contracts that underlie the Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in November 2010 may specify a January 2012 expiration. As that contract nears expiration, it may be replaced by selling the January 2012 contract and purchasing the contract expiring in March 2012. This process is referred to as “rolling.” Historically, the prices of crude oil and heating oil have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the January 2012 contract would take place at a price that is higher than the price at which the March 2012 contract is purchased, thereby creating a gain in connection with rolling. While crude oil and heating oil have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in crude oil and heating oil will adversely affect the levels of the Index and, accordingly, decrease the value of your securities. Conversely, aluminum, gold, corn and wheat historically exhibit “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in aluminum, gold, corn and wheat will adversely affect the levels of the Index and, accordingly, decrease the value of your securities.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Base Index and the Index and, therefore, the value of your securities.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS – The official cash offer prices of certain commodities included in the Index are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on The London Metal Exchange, which we refer to as the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date or an Early Redemption Valuation Date, as applicable, the per unit U.S. dollar cash offer prices used to determine the official cash offer prices of certain commodities included in the Index and, consequently, the Redemption Amount you will receive, could be adversely affected.

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THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – The Index Constituents may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability is likely to adversely impact the level of the Index and, potentially, the return on your investment.

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IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED, AND THIS COULD RESULT IN POTENTIAL CONFLICTS OF INTEREST — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date or an Early Redemption Valuation Date, as applicable, would likely have an adverse effect on the level of the Index and, therefore, on the return on your securities. Limited liquidity relating to the Index Constituents may also result in the Sponsor being unable to determine the level of the Index using its normal means. The resulting discretion by the Sponsor in determining the Final Level could, in turn, result in potential conflicts of interest.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Deutsche Bank Liquid Commodity Index—Mean Reversion™ Enhanced Total Return

The Deutsche Bank Liquid Commodity Index—Mean Reversion™ Enhanced Total Return (the “Index”) was first published on July 25, 2008, and is intended to reflect the performance of 12 commodities: Aluminum, Copper, Corn, Crude Oil, Gold, Lead, Natural Gas, Nickel, Silver, Soybeans, Wheat and Zinc. These twelve commodities futures contracts are from four commodity sectors – Energy, Base Metals, Precious Metals and Agriculture. All commodities except Natural Gas are represented by the relevant DBLCI-OY individual commodity sub-index. Natural Gas is represented by the Natural Gas Sub-Index. The weights of the commodities in the Index are systematically adjusted depending on the relative price of each commodity. Each commodity’s weight is a function of the ratio of its one-year and five-year moving average prices, and its target weight within the Index.  Relatively expensive commodities are assigned lower weights; conversely, relatively cheap commodities are assigned higher weights, each in relation to the target weight of the relevant commodity within the Index.  For determining the 1-year moving average price and the 5-year moving average price of each commodity in the Index, the price of the futures contract that had been included in the relevant sub index for the relevant period is used. No one commodity can be assigned a weight of more than 35 percent of the Index at the time of monthly rebalancing, and for each of the remaining commodities, the assigned weight cannot be more than 20 percent of the Index at the time of monthly rebalancing.  Rebalancing is determined at the end of the 6th Index Business Day and implemented at the beginning of the 8th Index Business Day of each calendar month.

The table below shows those sub-indices included in the Index, as well as their respective current weights and base weights within the Index, as of May 19, 2011.

Sub-Index	Trading Facility for Relevant Commodity	Bloomberg Ticker	Current Weight in Index	Base Weight
DBLCI-OY MAL (Aluminium)	London Metal Exchange	DBLCOALE Index	5.81%	3.60%
DBLCI-OY MCU (Copper - Grade A)	London Metal Exchange	DBLCYECU Index	1.88%	3.60%
DBLCI-OY C (Corn)	Chicago Board of Trade	DBLCOCNE Index	6.05%	8.33%
DBLCI-OY CL (WTI Sweet Light Crude)	N.Y. Mercantile Exchange	DBLCOCLE Index	20.02%	35.00%
DBLCI-OY GC (Gold)	COMEX	DBLCOGCE Index	2.07%	13.60%
DBLCI-OY MPB (Standard Lead)	London Metal Exchange	DBLCYEPB Index	3.60%	3.60%
DBLCI-OY MNI (Primary Nickel)	London Metal Exchange	DBLCYENI Index	5.83%	3.60%
DBLCI-OY SI (Silver)	N.Y. Mercantile Exchange - COMEX	DBLCYESI Index	0.21%	3.40%
DBLCI-OY S (Soybeans)	Chicago Board of Trade	DBLCYESS Index	5.84%	8.33%
DBLCI-OY W (Wheat)	Chicago Board of Trade	DBLCOWTE Index	6.12%	8.34%
DBLCI-OY MZN (Zinc)	London Metal Exchange	DBLCYEZN Index	8.10%	3.60%
DBLCI Natural Gas (Natural Gas)	N.Y. Mercantile Exchange	DBLCNGEU Index	34.46%	5.00%

Rolling Methodology of The Deutsche Bank Liquid Commodity—Optimum Yield™ Sub-Indices

Eleven of the twelve sub-indices included in the Index utilize the DBLCI-OY’s “Optimum Yield” methodology (such sub-indices, the “DBLCI-OY Sub-Indices”).  The DBLCI-OY employs a rules-based approach when it rolls from one futures contract to another. Rather than selecting the new commodity futures contract (an “Exchange Traded Instrument”) based on a pre-defined schedule, the DBLCI-OY rolls to a successor Exchange Traded Instrument from a list of tradable Exchange Traded Instruments set to expire within the next 13 months in a manner that seeks to generate the maximum implied roll yield. In this way, the DBLCI-OY seeks to maximize the potential roll benefits in backwardated markets and minimize loss in contango markets.

If the price of a futures contract is greater than the spot price, the market is in contango. If the price of a futures contract is below the spot price, the market is in backwardation.  In a contango market, as the time to expiry of a futures contract decreases, the price generally will tend toward the spot price. Assuming a flat spot price, this results in the price of the futures contract falling.  The opposite is true for a market in backwardation.  Thus, assuming a flat spot price, a contango market will tend to impact negatively the level of an index while a market in backwardation will tend to impact positively the level of an index.

The sponsor of each DBLCI-OY Sub-Index is Deutsche Bank AG, London Branch.

On the first day of each month that is a business day in New York, each DBLCI-OY Exchange Traded Instrument is tested for continued inclusion in the DBLCI-OY based on the month in which the contract delivery of the underlying DBLCI index constituent can start. If, on such date, the delivery month is the next month, a new contract is selected. For each DBLCI-OY Sub-Index, the new Exchange Traded Instrument selected will be the contract with the maximum implied roll yield based on the closing price for each Eligible Contract. An “Eligible Contract” is any contract having a delivery month: (i) no sooner than the month after the delivery month of the commodity futures contract currently in the DBLCI-OY, and (ii) no later than the 13th month after the applicable first New York business day. If two contracts have the same roll yield, the contract with the minimum number of months to the month of expiration is selected.

A closing level for each DBLCI-OY Sub-Index will be calculated by the Index Sponsor on an “excess return” basis. The closing level for a DBLCI-OY Sub-Index is based on the closing price of the underlying futures contracts for such DBLCI-OY Sub-Index on the relevant Index Business Day.  “Index Business Day” means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City.  The closing level of each DBLCI-OY Sub-Index is quoted in U.S. dollars and is published by the Index Sponsor on each Index Business Day.

The DBLCI Natural Gas Index

The DBLCI Natural Gas Index (the "Natural Gas Sub-Index”) is intended to reflect the performance of the price of futures contracts on Natural Gas. The sponsor of the Natural Gas Sub-Index is Deutsche Bank AG, London Branch.

The Natural Gas Sub-Index is composed of Natural Gas futures contracts, rolling monthly into the fourth month contract.  The Closing Level of the Natural Gas Sub-Index is calculated on an "excess return" basis.

The Natural Gas Sub-Index provides for the replacement of an Exchange Traded Instrument in the third calendar month prior to the month in which the specified delivery date of such Exchange Instrument falls.  This replacement takes place over a period of time – from the second Index Business Day of the month to the sixth Index Business Day of the month – in order to lessen the impact on the market for such Exchange Traded Instruments.

Calculation of the Index Level:

DBLCI MR Enhanced Excess Return Calculation:

The excess return (ER) index level in USD is expressed as:

Where

ILB(t) = DBLCI MR Enhanced Excess Return Index Level on Index Business Day t

ILa(t,i) = Commodity sub-index i level on Index Business Day t

Ua(t,i) = Commodity sub-index i holding on Index Business Day t

The weights for the individual commodity sub-indices are defined by the divergence ticks (see below). The Index is re-weighted at the beginning of the 8th Index Business Day of each month. The weights for the individual commodity sub-indices are based on the divergence tick data at the close of the 6th Index Business Day of each month. Based on the individual commodity sub-index weights, the new holdings for each individual commodity sub-index are calculated.

For all other days the holding remains constant.

W(t,i): Capped weight of individual commodity sub-index i on day t (computation described below).

Mean reverting weight-strategy:

The mean reverting weight strategy is based on the commodity divergence ticks. The “divergence tick” is a measure of the ratio of the 5 year and 1 year commodity moving average prices. The divergence tick is expressed as:

where:

dk(t,i) = Divergence tick of commodity i on day t

MA1(t,i) = One-year moving average of commodity i on Index Business Day t

MA5(t,i) = Five-year moving average of commodity i on Index Business Day t

f = 0.05

The moving average calculations are based on the price of the contracts included in each individual commodity sub-index during the relevant (one year or five year) period. During roll periods, the price of the old contract being rolled out of the Index is used. The one year average is based on price data from the 6th Index Business Day of the month to the first Index Business Day succeeding the date 12 months prior to the 6th Index Business Day of the month. The five year average is based on price data from the 6th Index Business Day of the month to the first Index Business Day succeeding the date 60 months prior to the 6th Index Business Day of the month.

At the end of the 6th Index Business Day of each month, the pre-capped commodity weight is expressed as:

where:

CW(i) = Target weight for commodity i

PW(t,i) = Pre-capped weight of individual commodity sub-index i on Index Business Day t

k = 0.3

Capped Weights (W) are determined by capping the pre-capped index weights to ensure diversification. The pre-capped weights are ordered by the highest to lowest weight. If two pre-capped target weights are identical, the commodity with the highest current weight is ordered first. If the highest ranked pre-capped target weight is above 35%, it is capped to 35%. All other weights are capped to 20%. The difference between the capped weights (W) and pre-capped weights is distributed pro-rata between the remaining commodities. In the event any commodities other than the highest ranked commodity have a weight above 20% after the redistribution, they are capped to 20%. The redistribution is repeated, with the weight of those commodities having a weight below 20% being increased on a pro-rata basis. This process is repeated iteratively until only the highest ranked commodity has a weight above 20% (in the event the highest ranked commodity had a weight below 20%, no commodities will have a weight above 20%). These weights are the final index weights (W).

DBLCI MR Enhanced Total Return Calculation:

The Index Sponsor will calculate a closing level for the DBLCI MR Enhanced Index on a “total return” basis. The TR Closing Level is calculated on each Index Business Day (the “relevant Index Business Day”) by the Index Sponsor and is equal to the TR Closing Level on the Index Business Day immediately preceding the relevant Index Business Day multiplied by the sum of (i) (1) the DBLCI MR Enhanced ER Closing Level (as calculated under “DBLCI MR Enhanced Excess Return Calculation” above) on the relevant Index Business Day divided by (2) the DBLCI MR Enhanced ER Closing Level for the Index Business Day immediately preceding the relevant Index Business Day (the “Preceding Day ER Closing Level”) and (ii) the sum of (a) 1 and (b) the TBill Accrual Factor (as defined below) for the relevant Index Business Day, such sum raised to the power of 1 plus the number of days which are not Index Business Days during the period from (but excluding) the Index Business Day immediately preceding the relevant Index Business Day to (but excluding) the relevant Index Business Day minus (iii) 1;

Expressed as a formula:

Where:

“d” is the relevant Index Business Day;

“d-1” is the Index Business Day immediately preceding the relevant Index Business Day;

“TRd” is the TR Closing Level for the relevant Index Business Day;

“ERd” is the ER Closing Level for the relevant Index Business Day;

“ERd-1” is the Preceding Day ER Closing Level;

“TBAFd” is the TBill Accrual Factor for the relevant Index Business Day; and

“n” is the number of days that are not Index Business Days during the period from (but excluding) the Index Business Day immediately preceding the relevant Index Business Day to (but excluding) the relevant Index Business Day.

For the purposes of this paragraph:

“TBill Accrual Factor” means, in respect of an Index Business Day, an amount calculated by the Index Sponsor in accordance with the following formula:

(1 - 91/360 × TBR)^(-1/91) –1

Where:

“TBR” means the closing three-month Treasury Bill rate appearing on Reuters Page US3MT =RR (or such page or service as may replace Reuters Page US3MT = RR for the purposes of displaying three-month Treasury Bill rates) in respect of the Index Business Day immediately preceding the relevant Index Business Day (the "TBill Determination Date") or if such rate is not published in respect of the TBill Determination Date, the closing three-month Treasury Bill rate last published prior to the TBill Determination Date.

Historical Information

The following graph shows the closing levels of the Index from May 18, 2006 through May 18, 2011. Because the Index was launched in July 2008, data for the periods prior to the Index launch date have been retrospectively calculated using the same methodology used to calculate the Index on an actual basis. The closing level of the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Enhanced Total Return on May 18, 2011 was 431.4388.

Because the Index was launched in July 2008, the Sponsor has retrospectively calculated the levels of the Index based on actual historical commodity futures contract price data using the same methodology as described above. Although the Sponsor believes that these retrospective calculations represent accurately and fairly how the Index would have performed before July 2008, the Index did not, in fact, exist before July 2008. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Index was possible at any time prior to July 2008. Past performance of the Index is no guarantee of future results.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Early Redemption Valuation Date or the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

Additional Terms of the Securities

Early Redemption

You will have the right to cause us to redeem your securities in whole or in part on any day during the term of the securities. In the case of redemption of only a portion of your securities, any such redemption shall be of a face amount of securities of not less than $10,000 (the “Minimum Redemption Amount”) and, if in excess of the Minimum Redemption Amount, shall be in integral multiples of $1,000. The face amount of your securities that remains outstanding must be at least $50,000.

To exercise your early redemption right, you must deliver an irrevocable written notice to DBSI on any day beginning on the Settlement Date and ending on the Final Valuation Date. The Redemption Amount payable on any Early Redemption Payment Date will be calculated using the Final Level and Adjustment Factor applicable on the relevant Early Redemption Valuation Date.

The Early Redemption Valuation Date will be the trading day on which such notice is actually received if such notice is received at or before 10:00 a.m. New York City time on that trading day. If such notice is not received on a trading day or is received after 10:00 a.m. New York City time on a trading day, the Early Redemption Valuation Date will be the following trading day. The Early Redemption Valuation Date is subject to postponement in the event of a Market Disruption Event as described under “Description of Securities – Market Disruption Events for Commodity Based Index” in the accompanying product supplement.

The payment of the Redemption Amount will be made on the date that is three business days following the Early Redemption Valuation Date (the date of payment, the “Early Redemption Payment Date”). Upon postponement of an Early Redemption Valuation Date due to a Market Disruption Event, the relevant Early Redemption Payment Date will be postponed accordingly in order to maintain three business days between the Early Redemption Valuation Date and the Early Redemption Payment Date.

Because the securities are represented by a global security, the Depository Trust Company (the “Depositary”) or the Depositary’s nominee will be the holder of the securities and therefore will be the only entity that can exercise the early redemption right. In order to ensure that the Depositary’s nominee will timely exercise the early redemption right, you must instruct your broker through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right and ensure the notice of redemption will be provided in compliance with the procedure above. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, you should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify us of the exercise of the early redemption right.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG will not receive a commission in connection with the sale of the securities. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement. After the Trade Date but prior to the Settlement Date, we may accept additional orders for the securities and increase the aggregate Face Amount.

The agents for this offering, DBSI and DBTCA, are our affiliates. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.